EXHIBIT 5.1



                                    March 7, 2005


Board of Directors
VSB Bancorp, Inc.
3155 Amboy Road
Staten Island, NY 10306

Gentlemen and Ms. Caddell:

        We have acted as counsel to VSB Bancorp, Inc., a New York corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the "Registration Statement"), relating to the issuance of 74,320 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), in connection with the implementation of the Company's employee stock ownership plan.

        In this regard, we have examined the VSB Bancorp, Inc., Employee Stock Ownership Plan, resolutions of the Board of Directors and the Stockholders of the Company, and such other documents and matters of law as we deemed appropriate for the purposes of this opinion. We have also attended the meeting of stockholders at which stockholders approved the employee stock ownership plan. This opinion is limited to federal laws and regulations and the laws of the State of New York, in all cases including statutory, regulatory and case law, that are in affect on the date hereof.

        Based upon the foregoing, we are of the opinion as of the date hereof that the Common Stock has been duly and validly authorized, and are legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement.


                                          Very truly yours

                                          /s/ Gallet Dreyer & Berkey, LLP
                                          --------------------------------------
                                          Gallet Dreyer & Berkey, LLP